UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                                (Amendment No.2)*

                           ORASURE TECHNOLOGIES, INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.000001 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68554V 10 8

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68554V 10 8                   13G                 Page 2 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,933,207
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.81%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 3 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,933,207
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.81%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 4 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,933,207
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.81%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 5 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Harold R. Werner
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,944
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,944
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,941,151
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.83%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 6 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                William Crouse
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           97,111
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         97,111
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,030,318
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                8.07%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 7 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                John W. Littlechild
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,933,207
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.81%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 8 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Christopher Mirabelli, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,933,207
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.81%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 9 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Augustine Lawlor
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,933,207
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,933,207
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                2,933,207
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                7.81%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68554V 10 8                   13G                 Page 10 of 15 Pages

Item 1(a).  Name of Issuer:


                        Orasure Technologies, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                        150 Webster Street
                        Bethlehem, PA  18015

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            ____________________________________________________________________

Item 2(c).  Citizenship:

                  HCV V, and HCP V are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


                  Common Stock par value $.000001 (the "Shares")
                  ______________________________________________________________


(1) Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor are general partners of HCP V, the general partner of HCV V, the record holder of the Issuer's Common Stock reported hereto.

CUSIP No. 68554V 10 8                   13G                 Page 11 of 15 Pages

Item 2(e).  CUSIP Number:

                68554V 10 8

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 68554V 10 8                   13G                 Page 12 of 15 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  As of December 31, 2002: HCV V and HCP V beneficially owned 2,933,207 Shares of the Issuer's Common Stock; Drs. Cavanaugh and Mirabelli and Messrs. Littlechild and Lawlor each beneficially owned 2,933,207 Shares; Mr. Crouse beneficially owned 3,030,318 Shares consisting of 2,933,207 Shares of the Issuer's Common Stock and options to purchase 97,111 Shares of the Issuer's Common Stock(2); Mr. Werner beneficially owned 2,941,151 Shares consisting of 2,933,207 of the Issuer's Common Stock and options to purchase 7,944 Shares of the Issuer's Common Stock.
                  ______________________________________________________________

     (b)  Percent of class:

                  As of December 31, 2002: the 2,933,207 Shares beneficially owned by HCV V and HCP V constitutes 7.81% of the Shares outstanding; the 2,933,207 Shares beneficially owned by Drs. Cavanaugh and Mirabelli and Messrs. Littlechild and Lawlor constitutes 7.81% of the Shares outstanding; the 3,030,318 Shares beneficially owned by Mr. Crouse constitute 8.07% of the Shares outstanding; and the 2,941,151 Shares beneficially owned by Mr. Werner constitutes 7.83% of the Shares outstanding.
                  ______________________________________________________________

(2) Does not include options to purchase an additional 30,833 Shares of the Issuer's Common Stock which were granted to Mr. Crouse as a director of the Issuer and which are not currently exercisable within 60 days of 12/31/02. 3,333 of these options become exercisable as to 1,666.66 Shares per month for 2 months beginning on March 17, 2003, and 27,500 of these options become exercisable as to 2,500 shares per month for 11 months beginning on March 30, 2003. (Mr. Crouse is not deemed to beneficially own these Shares at the date of this report.)

CUSIP No. 68554V 10 8                   13G                 Page 13 of 15 Pages

(c)  Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote:

         Mr. Crouse has the sole power to vote or direct the vote as to the 97,111 Shares of the Issuer's Common Stock beneficially owned by him.

         Mr. Werner has the sole power to vote or direct the vote as to the 7,944 Shares of the Issuer's Common Stock beneficially owned by him.


         (ii)     Shared power to vote or to direct the vote:

         HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

         (iii)    Sole power to dispose or to direct the disposition of:

         Mr. Crouse has the sole power to dispose of or to direct the disposition of the 97,111 Shares of the Issuer's Common Stock beneficially owned by him.

         Mr. Werner has the sole power to dispose of or to direct the disposition of the 7,944 Shares of the Issuer's Common Stock beneficially owned by him.


         (iv)     Shared power to dispose or to direct the disposition of:

         HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

CUSIP No. 68554V 10 8                   13G                 Page 14 of 15 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                                 Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                                 Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


                                 Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                                 Not Applicable.
          ______________________________________________________________________

Item 10.  Certifications.

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 68554V 10 8                   13G                 Page 15 of 15 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 3, 2003                HealthCare Ventures V, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners V, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                    Jeffrey Steinberg, Administrative Partner


February 3, 2003                HealthCare Partners V, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                    Jeffrey Steinberg, Administrative Partner



February  3, 2003                   /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                    James H. Cavanaugh, Ph.D



February  3, 2003                   /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                    Harold Werner



February  3, 2003                   /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                    William Crouse



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                    John W. Littlechild



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                    Christopher Mirabelli, Ph.D.



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                    Augustine Lawlor

                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Orasure Technologies, Inc. Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.



February 3, 2003                HealthCare Ventures V, L.P.
Princeton, New Jersey           By:  its General Partner, HealthCare Partners V, L.P.



                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                    Jeffrey Steinberg, Administrative Partner


February 3, 2003                HealthCare Partners V, L.P.
Princeton, New Jersey


                                By: /s/ Jeffrey Steinberg
                                    --------------------------------------------
                                    Jeffrey Steinberg, Administrative Partner



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                    James H. Cavanaugh, Ph.D



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                    Harold Werner



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey               --------------------------------------------
                                    William Crouse



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                    John W. Littlechild



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                    Christopher Mirabelli, Ph.D.



February 3, 2003                    /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts            --------------------------------------------
                                    Augustine Lawlor



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).